News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Corp. Reports Second Quarter Fiscal 2009 Results

•	Awarded $40 million, five-year U.S. Government contract; $28.5 million in contract year one

•	Medical Waste Management solutions for pharmaceutical manufacturing industry drives revenue for first half

•	Earnings per share quadruple on $1.8 million income tax benefit

•	Strong balance sheet with $2.1 million in cash, stockholders’ equity growth of 134% and no debt

HOUSTON, Texas, February 10, 2009 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for alternative site healthcare customers and other generators of medical waste, today reported revenue of $3.4 million in the second quarter of fiscal 2009, which ended December 31, 2008, a $381 thousand decrease compared with the second quarter of fiscal 2008.  Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, decreased 14.4% to $3.2 million for the second quarter of fiscal 2009, compared with $3.8 million in the same period the prior fiscal year.  The decrease in revenue and customer billings for the quarter is primarily due to timing associated with the vendor management inventory programs the Company provides to pharmaceutical manufacturers.  For the six-month period ended December 31, 2008, revenue increased $497 thousand to $7.6 million, compared with the first six months of fiscal 2008. Year-to-date customer billings were $7.9 million in fiscal 2009 and $7.4 million in fiscal 2008, an increase of 7.2%. The increase in year-to-date revenue and customer billings was primarily driven by strong growth in the pharmaceutical, retail and professional markets.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, “Our efforts to move from being a provider of products and services to a comprehensive solutions provider of medical waste management systems is being realized by our recent pharmaceutical and government contracts.  Although this last quarter does not demonstrate our earnings power, with the addition of our government contract and continued growth in the pharmaceutical manufacturing business, we believe consolidated gross margins could exceed 50% beginning in the fourth quarter of fiscal year 2009 ending June 30, 2009.”

$40 million U.S. Government Contract Award

The Company recently announced it had been awarded a contract to provide its Sharps Medical Waste Management System (“Sharps®MWMS™”) to an agency of the United States Government.

The total contract is valued at approximately $40 million and is expected to be executed over a five year period. The Company has received a purchase order for $28.5 million which represents product and services to be provided during the first contract year. The following four option years represent payment for program maintenance.

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

Sales and Billings Growth

Customer billings from contracts with pharmaceutical manufacturers increased to $1.0 million in the six-months ended December 31, 2008 compared with $498 thousand in the same period the prior year.  The recently announced renewal of the Company’s first vendor managed inventory program for a top ten pharmaceutical manufacturer’s patient support program contributed approximately $700 thousand in billings in the first quarter of fiscal 2009 and is expected to generate an additional $900 thousand in billings during the fourth quarter of fiscal 2009 ending June 30, 2009. Billings to additional pharmaceutical manufacturers contributed approximately $300 thousand to the quarter ended December 31, 2008.

Sharps’ vendor managed inventory program includes the direct fulfillment of the Sharps Disposal By Mail System® to the pharmaceutical manufacturers’ self-injecting patient support program participants, who use the product as a convenient means of disposing of used syringes. Sharp’s proprietary SharpsTracer™ system tracks the return of the Sharps Disposal By Mail System® by the patient to the treatment facility, where the package is scanned and weighed prior to destruction.  This data is electronically transmitted to the pharmaceutical manufacturer which assists them in monitoring drug usage and provides them with a touch point for individual patient follow-up.

Customer billings to retail market customers increased 29.5% to $1.3 million in the first half of fiscal 2009 as a result of strong seasonal demand for the Sharps Disposal By Mail Systems® as pharmacies and clinics in retail settings administer flu shots to their customers.  Higher customer billings to the professional and commercial markets were offset by decreased billings to healthcare and hospitality customers.

Second Quarter Fiscal 2009 Operating Performance

Gross margin was 38.2% in the second quarter of fiscal 2009 and 41.1% for the fiscal year-to-date period ended December 31, 2008. Gross margins for the quarter were adversely impacted by the effect of lower revenue, increased operations infrastructure costs as the Company prepared for higher volume including that related to the recent $40 million U.S. Government contract and the mix of product sold (i.e., lower percentage of higher margin mailback business). For the fiscal year-to-date period, gross margins were down from the prior year as a result of approximately $200 thousand in excess air freight shipping costs that were incurred in the first quarter ended September 30, 2008 to address supply and manufacturing issues associated with the Company’s Pitch-It IV Poles and increased operations infrastructure costs as the Company prepared for the higher volume including that related to the recent U.S. Government contract.

Selling, general and administrative (SG&A) expense was $1.4 million for the second quarter of fiscal year 2009, an increase of $253 thousand, or 21% over the corresponding period of the prior year. For the six-months ended December 31, 2008, SG&A expense was $2.6 million compared with $2.3 million for the corresponding period of the prior year, an increase of 11%. The increase in the SG&A for both the second quarter and fiscal year-to-date periods was a result of increased non-cash 123R stock-based compensation expense, professional fees, recruiting and compensation-related expenses.

Dr. Kunik continued, “We invested heavily in our organization as we developed the systems and processes necessary to address the expected and rapid increase in top line growth.  The operating leverage inherent in our business model will become even more evident as the Company’s top line grows significantly while our SG&A expense increases at a much lower pace.”

Operating loss for the second quarter of fiscal 2009 was $232 thousand, compared with operating income of $354 thousand in the second quarter of fiscal 2008.  Operating income for the six-months ended December 31, 2008 was $377 thousand, or 5% of sales, a decrease of $198 thousand compared with operating income of $575 thousand, or 8% of sales, in the same period the prior fiscal year period.  The reduction in operating income was primarily due to the increases in SG&A, as noted above.

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

During the quarter ended December 31, 2008, the Company evaluated its deferred tax asset valuation allowance and determined that such valuation allowance should be reduced to zero. As a result of this decision, the Company’s balance sheet reflects deferred tax assets of $3.1 million at December 31, 2008. Additionally, the Company recorded a corresponding income tax benefit of $1.8 million, or $0.13 per diluted share, and an increase to additional paid in capital of $1.3 million during the quarter ended December 31, 2008.

Net income was $1.6 million, or $0.11 per diluted share, for the second quarter of fiscal 2009 compared with net income of $380 thousand, or $0.03 per diluted share, in the second quarter of fiscal 2008.  Net income was $2.2 million, or $0.16 per diluted share, for the six months ended December 31, 2008 compared with net income of $622 thousand, or $0.05 per diluted share, in the corresponding period of prior fiscal year.

Liquidity and Balance Sheet Strength

Cash and cash equivalents were $2.1 million at December 31, 2008, up from $2.0 million at June 30, 2008.  At December 31, 2008, stockholders’ equity and total assets were $6.8 million and $9.5 million, respectively, up from $2.9 million and $5.7 million at June 30, 2008, respectively.  Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the “Bank”), no amounts were outstanding at June 30, 2008.  The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities. The Company has completed negotiations and received a favorable term sheet from the Bank to increase its line of credit from $2.5 to $4.5 million.  While no assurances can be made, the Company believes it should have its new line of credit in place by the end of February 2009.

Dr. Kunik concluded, “Over the last two years we have been able to grow shareholder equity over 520% and established a solid balance sheet to a level that qualifies us to move from the bulletin board and apply for listing on a major exchange.  We are confident that we have the experience, expertise, personnel and infrastructure to transform into a comprehensive provider of medical waste management services for alternative site healthcare customers and other generators of medical waste.”

Second Quarter 2009 Webcast and Conference Call
The Company will host a teleconference today beginning at 1:00 p.m. Eastern Time.  During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:
•
The live webcast may be found at http://www.sharpsinc.com.  Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.  Webcast listeners will have the opportunity to submit questions to the speakers (verbal or via e-mail).  Select questions will be summarized and addressed during the question-and-answer portion of the call.

•	The teleconference may also be accessed by dialing (201) 689-8560 and requesting conference ID number 311150, approximately 5 - 10 minutes prior to the call.

To listen to the archived call:
•	The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.
•	A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 311150.

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on Tuesday, February 17, 2009.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for alternative site healthcare facilities and other generators of medical waste and unused pharmaceuticals.  The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”).

The Sharps®MWMS™, a Medical Waste Management System, is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste in the alternate site market (i.e., outside of the hospital or large healthcare facility setting) . The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System® products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps®MWMS™ is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway™. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets.  Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

Safe Harbor Statement
The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.  The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -
David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Deborah Pawlowski Kei Advisors LLC Investor Relations

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

Phone: (713) 660-3514 Email: dtusa@sharpsinc.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2008	2007	% Change	2008	2007	% Change
				(Unaudited)

Revenue	$3,369,646	$3,750,802	(10.2%)	$7,639,182	$7,141,914	7.0%

Cost of revenue	2,081,422	2,145,468	(3.0%)	4,501,783	4,103,203	9.7%
Gross profit	1,288,224	1,605,334	(19.8%)	3,137,399	3,038,711	3.2%
Gross margin	38.2%	42.8%		41.1%	42.5%
SG&A expense	1,438,016	1,185,046	21.3%	2,600,971	2,340,427	11.1%
Depreciation and amortization	82,854	65,920	25.7%	159,234	123,617	28.8%

Operating income (loss)	(232,646)	354,368	(165.7%)	377,194	574,667	(34.4%)
Operating margin	(6.9%)	9.4%		4.9%	8.0%
Other income	17,492	26,094	(33.0%)	32,365	52,396	(38.2%)

Net income (loss) before income taxes	(215,154)	$380,462	(156.6%)	$409,559	$627,063	(34.7%)
Income taxes (benefit)	(1,800,026)	558		(1,780,654)	5,555
Net income	$1,584,872	$379,904	317.2%	$2,190,213	$621,508	252.4%

Net income per share
Basic	$0.12	$0.03		$0.17	$0.05
Diluted	$0.11	$0.03		$0.16	$0.05

Weighted Average Shares Outstanding
Basic	12,841,280	12,157,441		12,751,844	12,109,845
Diluted	13,839,779	13,494,251		13,771,731	13,514,774

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Balance Sheets

	12/31/2008	6/30/2008
	(Unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$2,064,290	$2,035,219
Restricted cash	-	10,010
Accounts receivable, net	1,133,015	1,183,975
Inventory	830,640	580,861
Prepaid and other assets	343,638	359,894
Deferred income taxes	17,352	-
Total current assets	4,388,935	4,169,959
Property and equipment, net	1,809,641	1,375,657
Deferred income taxes, net	3,106,390	-
Intangible assets, net	152,932	130,702
Total assets	$9,457,898	$5,676,318

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$696,002	$778,423
Accrued liabilities	245,470	432,971
Current portion of deferred revenue	1,134,994	1,063,016
Total current liabilities	2,076,466	2,274,410
Long-term deferred revenue	633,178	516,372
Total liabilities	2,709,644	2,790,782
Stockholders’ equity:
Total stockholders' equity	6,748,254	2,885,536
Total liabilities and stockholders' equity	$9,457,898	$5,676,318

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Sharps Compliance Corp. Reports Second Quarter Results
February 10, 2009

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three-Months Ended December 31,				Six-Months Ended December 31,
	2008	% Total	2007	% Change	2008	% Total	2007	% Change
BILLINGS BY MARKET:
Health Care	$1,709,000	52.7%	$1,933,695	(11.6%)	$3,615,697	45.7%	$3,852,959	(6.2%)
Retail	455,077	14.0%	315,115	44.4%	1,295,839	16.4%	1,000,551	29.5%
Professional	313,157	9.7%	168,317	86.1%	561,598	7.1%	339,501	65.4%
Hospitality	221,791	6.8%	306,779	(27.7%)	431,244	5.5%	670,014	(35.6%)
Pharmaceutical	144,512	4.5%	491,157	(70.6%)	1,019,125	12.9%	498,342	104.5%
Commercial	110,212	3.4%	160,137	(31.2%)	294,711	3.7%	276,246	6.7%
Non-Mailable	92,972	2.9%	116,253	(20.0%)	223,325	2.8%	241,523	(7.5%)
Agriculture	92,617	2.9%	173,694	(46.7%)	266,628	3.4%	266,998	(0.1%)
Other	36,634	1.1%	35,072	4.5%	74,789	0.9%	84,276	(11.3%)
Government	65,647	2.0%	85,090	(22.8%)	120,797	1.5%	141,151	(14.4%)
Subtotal	3,241,619	100.0%	3,785,309	(14.4%)	7,903,753	100.0%	7,371,561	7.2%
GAAP Adjustment *	128,027		(34,507)	471.0%	(264,571)		(229,647)	15.2%
Revenue Reported	3,369,646		3,750,802	(10.2%)	7,639,182		7,141,914	7.0%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
(i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

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